Trans World Entertainment Corporation Announces that Robert J. Higgins, its CEO and
Largest Shareholder, has Withdrawn His Preliminary Proposal to Acquire the Company

     Albany, NY, May 6, 2008 -- Trans World Entertainment Corporation (“Trans World Entertainment” or “the Company”) (Nasdaq: TWMC) announced today that Robert J. Higgins, its CEO and largest shareholder, has withdrawn his preliminary proposal to acquire the Company, which proposal was first announced in November 2007, and that there are no other pending proposals by management and/or any third parties to acquire the Company at this time. In withdrawing his preliminary proposal, Mr. Higgins indicated to a special committee of the board of directors that continuing poor credit market conditions have substantially increased the costs and burdens of the debt financing that would be required to acquire the Company.

      The Company is always considering different strategic options to maximize shareholder value and otherwise pursue the best interests of its shareholders and other constituencies and, toward this end, may become engaged in confidential negotiations, including for a sale of the Company, without prior notice in the future. The Company, led by a special committee of independent directors and supported by the committee's financial advisor, had been exploring a sale of the Company since May 2007.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, home video and video games and related products. The Company operates 800 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

     Certain statements in this release set forth the Company's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.